Exhibit 23.2

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RSM US LLP

Consent of Independent Registered Public Accounting Firm

We consent to use in this Registration Statement on Form S-1 of Ottawa Bancorp, Inc. of our report dated March 30, 2016, relating to our audits of the consolidated financial statements of Ottawa Savings Bancorp, Inc. and Subsidiary, appearing in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ RSM US LLP

Schaumburg, Illinois

June 6, 2016

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RSM US LLP is the U.S. member firm of RSM International, a global network of independent audit, tax, and consulting firms. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International.